Exhibit 99.2

Sabre appoints Garry Wiseman as its Chief Product Officer

Wiseman brings extensive experience in product and digital leadership to help propel company’s growth plans

Current Travel Solutions CPO, Wade Jones announces plans to step away after transition period

SOUTHLAKE, Texas – July 28, 2022 – Sabre Corporation (NASDAQ: SABR), a leading software and technology company that powers the global travel industry, today announced that Wade Jones, EVP and chief product officer of its Travel Solutions business, has elected to depart the company. He will be succeeded by Garry Wiseman, who will join the company on August 1. Jones will remain with Sabre for a period of transition, before officially stepping away this fall.

“Wade has been a vital member of Sabre’s executive leadership team over the past seven years,” said Kurt Ekert, the company’s president. “We appreciate his impact on our strategy and culture, especially during times of transformation, both as president of the company’s distribution business and in recent years as our chief product officer in travel solutions. Wade was instrumental in building our product organization and designing an industry-leading product portfolio that will help enable Sabre to deliver on its promise for personalized travel. I am thankful for the legacy that he has created at Sabre.”

Wiseman will join the company August 1 and brings over 25 years of product, technology and digital leadership experience in developing and operating large-scale platforms at some of the world’s most innovative technology companies, including Dell, eBay, Microsoft, Nautilus and Salesforce.

Ekert continued, “Garry is a deeply accomplished executive with a proven track record of building and scaling high-growth products in both B2C and B2B environments. He will be an integral member of our leadership team as we further invest in our value propositions, develop cutting-edge technologies that serve new and existing customers, and execute against our vision to be the premier global technology platform in travel.”

Wiseman stated, “I’m truly thrilled to be joining the global Sabre family. This is a pivotal time in the travel industry and we need to be highly innovative to meet the changing needs of our customers. This is why I’m honored to work with the teams here to define and deliver the best-in-class technologies that will elevate the end-to-end travel experience.”

About Garry Wiseman

As noted above, Wiseman brings over two decades of product leadership to this role, as well as expertise in designing and implementing high scale digital experiences at some of the world’s largest technology companies.

Most recently, he was Senior Vice President and Chief Digital Officer at Nautilus, Inc., a role he’d held since 2020. Prior to that, Wiseman was Senior Vice President of Digital Customer Experience for Dell Technologies. During his tenure, he led the company through a rapid digital transformation; establishing a design thinking centric, customer first focus, which led to significant year-over-year revenue increases, and enhanced customer and employee net promoter scores. Wiseman was responsible for Dell.com, The Dell Premier B2B marketplace, all offline sales systems and in-house commerce platforms, as well as leading product management, design, engineering, and content teams.

Prior to Dell, Wiseman held senior leadership roles across product management, e-commerce, and software engineering for global technology companies including Microsoft, eBay and Salesforce. Additionally, he is recognized as an author on 8 US patents.

The company also announced today that it has hired Mike Randolfi to succeed Doug Barnett as the company’s next Chief Financial Officer. Randolfi will join Sabre next month. Barnett announced his retirement today and will retire from Sabre at the end of October.

About Sabre Corporation

Sabre Corporation is a leading software and technology company that powers the global travel industry, serving a wide range of travel companies including airlines, hoteliers, travel agencies and other suppliers. The company provides retailing, distribution and fulfilment solutions that help its customers operate more efficiently, drive revenue and offer personalized traveler experiences. Through its leading travel marketplace, Sabre connects travel suppliers with buyers from around the globe. Sabre’s technology platform manages more than $260B worth of global travel spend annually. Headquartered in Southlake, Texas, USA, Sabre serves customers in more than 160 countries around the world. For more information visit www.sabre.com.

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Contacts:

Media

Kristin Hays

kristin.hays@sabre.com

Heidi Castle

heidi.castle@sabre.com

sabrenews@sabre.com

Investors

Kevin Crissey

kevin.crissey@sabre.com

sabre.investorrelations@sabre.com